UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                            Critical Home Care, Inc.
 -------------------------------------------------------------------------------

                                (Name of Issuer)

                     Common Stock, par value $0.25 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22674W108
                  --------------------------------------------
                                 (CUSIP Number)

                                  April 7, 2004
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  2  of 9 Pages

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1       NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        (Entities Only).

        SDS Capital Group SPC, Ltd.
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER          250,986
NUMBER OF
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER        0
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING       7.   SOLE DISPOSITIVE POWER     250,986
PERSON
WITH            ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   0

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,986
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  3  of 9 Pages

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

        SDS Management, LLC
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER          0
NUMBER OF
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER        250,986
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING       7.   SOLE DISPOSITIVE POWER     0
PERSON
WITH            ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   250,986

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,986
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP No. 22674W108                 SCHEDULE 13G             Page  4  of 9 Pages

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

        Mr. Steven Derby
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER          0
NUMBER OF
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER        250,986
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING       7.   SOLE DISPOSITIVE POWER     0
PERSON
WITH            ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   250,986

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,986
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  5  of 9 Pages

--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Critical Home Care, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  762 Summa Avenue
                  Westbury, New York 11590

Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  SDS Capital Group SPC, Ltd. (the "Reporting Person") RK Consulting (Cayman) Ltd.
                  P.O. Box 174865
                  Cayman Corporate Center
                  27 Hospital Road
                  Georgetown, Grand Cayman
                  Cayman Islands
                  Cayman Islands corporation

                  SDS Management, LLC (the "Investment Manager")
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr. Derby")
                  Sole Managing Member of the Investment Manager
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.25 per share

Item 2(e).        CUSIP Number:

                  22674W108

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  6  of 9 Pages

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Item 4.           Ownership.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of April 7, 2004:

                  1. The Reporting Person.

                  (a) Amount beneficially owned: 250,986 shares of Common Stock.

                  (b) Percent of Class: 1.0%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 250,986

                           (ii) shared power to vote or direct the vote: 0

                           (iii) sole power to dispose or direct the disposition
                                 of: 250,986

                           (iv) shared power to dispose or direct the
                                disposition of: 0

                  2. The Investment Manager - same as Mr. Derby, see below.

                  3. Mr. Derby.

                  (a) Amount beneficially owned: 250,986 shares of Common Stock.

                  (b) Percent of Class: 1.0%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii) shared power to vote or direct the vote: 250,986

                           (iii) sole power to dispose or direct the disposition
                                 of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 250,986

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  7  of 9 Pages

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Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Certification pursuant toss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  8  of 9 Pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  April 16, 2004

                                               SDS CAPITAL GROUP SPC, LTD.
                                               By:  SDS Management, LLC,
                                                     its Investment Manager


                                               By:  /s/ Steven Derby
                                                    ----------------------------
                                                    Name:  Steven Derby
                                                    Title: Managing Member


                                               SDS MANAGEMENT, LLC


                                               By:  /s/ Steven Derby
                                                    ----------------------------
                                                    Name:  Steven Derby
                                                    Title: Managing Member


                                                    /s/ Steven Derby
                                               ---------------------------------
                                                        Steven Derby

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CUSIP No. 22674W108                 SCHEDULE 13G             Page  9  of 9 Pages

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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

         This Agreement is filed as an exhibit to this Schedule 13G being filed by SDS Capital Group SPC, Ltd., SDS Management, LLC and Mr. Steven Derby in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that this Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

         Dated:  April 16, 2004


                                               SDS CAPITAL GROUP SPC, LTD.
                                               By:  SDS Management, LLC,
                                                     its Investment Manager


                                               By:  /s/ Steven Derby
                                                    ----------------------------
                                                    Name:  Steven Derby
                                                    Title: Managing Member


                                               SDS MANAGEMENT, LLC


                                               By:  /s/ Steven Derby
                                                    ----------------------------
                                                    Name:  Steven Derby
                                                    Title: Managing Member


                                                    /s/ Steven Derby
                                               ---------------------------------
                                                        Steven Derby